Exhibit 99.1

InterPrivate IV InfraTech Partners Inc. Announces the Separate Trading of
its Common Stock and Warrants, Commencing April 26, 2021

New York, NY – April 23, 2021 – InterPrivate IV InfraTech Partners Inc. (Nasdaq: IPVI) (the “Company”) today announced that, commencing April 26, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of common stock and warrants that are separated will trade on the Nasdaq Capital Market (“Nasdaq”) under the symbols “IPVI” and “IPVIW,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “IPVIU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

InterPrivate IV InfraTech Partners Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue initial business combination targets in any industry, the Company currently intends to concentrate its efforts in identifying high growth businesses in the technology, media and telecom infrastructure space, with a focus on target companies with an enterprise value of $1 billion or more.

Morgan Stanley and Wells Fargo Securities acted as joint book-running managers, and EarlyBirdCapital, Inc. acted as co-manager of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York 10001, via telephone 1-800-326-5897, or via email at cmclientsupport@wellsfargo.com; or from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, 212-661-0200.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Source: InterPrivate IV InfraTech Partners Inc.

Press Contact

Charlotte Luer, Marketing

cluer@interprivate.com

+1 212 634 0826